EXHIBIT 99.1


                                                                COPPER MILL



THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH
CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR
AND ALLOWS THE CREDITOR TO OBTAIN JUDGMENT AGAINST YOU WITHOUT
FURTHER NOTICE.

                         AMENDED AND RESTATED NOTE


$3,679,026.14                                       As of September 1, 1994


          WHEREAS, Century Properties Growth Fund XXII, a California limited partnership ("Maker") entered into and delivered to The Travelers Insurance Company ("Payee"), a Deed of Trust Note dated November 26, 1986 from Maker to Joseph W. Sprouls and Kandis A. Ulrich, trustees for the benefit of the Payee in the original principal sum of $3,750,000 which was modified by that certain First Amendment to Deed of Trust and Security Agreement dated as of June 16, 1987 between Maker and Payee, which was recorded in the clerk's office of the Circuit Court of Henrico, Virginia (collectively, the "Deed of Trust Note");

          WHEREAS, Maker desires to modify, amend and restate in its entirety the terms and provisions of the Deed of Trust Note as hereinafter set forth in this Amended and Restated Note (this
"Note");

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Maker hereby represents, warrants and covenants as follows:

          A. As of the date hereof, the aggregate outstanding principal balance of this Note is $3,679,026.14 and accrued but unpaid interest thereon is $0.

          B. Maker (and the undersigned representatives of Maker) has the full power, authority and legal right to execute and deliver this Note and to observe and perform the terms and provisions of this Note.

          C. The indebtedness evidenced by this Note constitutes a valid, binding and enforceable obligation of Maker subject only to bankruptcy and equitable remedies.

          D. There exist no offsets, counterclaims or defenses to Maker's obligation to pay the indebtedness evidenced by this Note.

          E. This Note is given in replacement and substitution of, and evidences the same indebtedness as the Deed of Trust Note and does not evidence any new or additional indebtedness of Maker to Payee and is not intended as a novation of the Deed of Trust Note.

          F. The terms, covenants and provisions of this Note as amended and restated in their entirety read as follows:

          FOR VALUE RECEIVED, Maker promises to pay to Payee or order, at Payee's office, or at such other place as may be designated, from time to time, in writing by Payee, the principal sum of Three Million Six Hundred Seventy-Nine Thousand and Twenty-Six and 14/100 Dollars ($3,679,026.14) with interest thereon from the date of this Note to and including the date this
Note is paid in full calculated in the manner hereinafter set forth.

                             I.  DEFINITIONS

     The following terms as used in this Note shall have the following meanings:

          1.1  "Debt" shall mean collectively the entire unpaid
Outstanding Principal Balance, together with all interest accrued and outstanding thereon and all other sums owing under this Note and the Deed of Trust.

          1.2 "Deed of Trust" shall mean (i) a certain Amended and Restated Deed of Trust (the "First Deed of Trust") dated the date hereof by Maker to Douglas N. Beck and Virginia A. Davis, trustees for the benefit of Payee, intended to be recorded in the clerk's office of the Circuit Court of Henrico County, Virginia and constituting a first mortgage lien on a portion of the Premises located at 3400 Copper Mill Trace, Henrico County, Virginia and known as Copper Mill Apartments and (ii) a certain Subordinate Mortgage (the "Subordinate Mortgage") dated the date hereof by Maker to Payee, intended to be recorded in the RMC office for Charleston County, South Carolina and constituting a second mortgage lien on a portion of the Premises located at 2225 Greenridge Road, North Charleston, South Carolina and known as Cooper's Pointe Apartments.

          1.3  "Default" shall have the meaning set forth in
Section 3.2 hereof.

          1.4 "Default Rate" shall mean five (5) percent (5%) per annum in excess of the Interest Rate but not in excess of the maximum interest rate permitted by law.

          1.5 "Dollars" shall mean dollars in lawful currency of The United States of America.

          1.6  "Escrow Agent" shall mean Lawyers Title Insurance
Company.

          1.7  "Interest Rate" shall mean eight and one-quarter
(8.25%) percent per annum.

          1.8 "Loan" shall mean the loan evidenced by this Note and secured by the other Loan Documents.

          1.9 "Loan Documents" shall mean this Note, the First Deed of Trust, the Amended and Restated Assignment of Leases, Rents and Profits dated the date hereof from Maker to Payee, the Subordinate Mortgage, the Subordinate Assignment of Leases, Rents and Profits dated the date hereof from Maker to Payee, the Cash Management Letter dated the date hereof from Maker and Manager to Payee, the Copper Mill Reserve Agreement dated the date hereof between Maker and Payee, the Copper Mill Escrow Agreement dated the date hereof among Maker, Payee and Escrow Agent, the Copper Mill Manager's Liability Letter from Manager to Payee, the Copper Mill Guaranty of Payment dated the date hereof from Maker, Fox Partners IV, Fox Capital Management Corporation, NPI Equity Investments II, Inc. and Manager to Payee and the Copper Mill Hazardous Material Guaranty and Indemnification Agreement dated the date hereof from Maker, Fox Partners IV, Fox Capital Management Corporation, NPI Equity Investments II, Inc. and Manager to Payee, the Release Letter from Payee to Maker and any other documents or instruments now or hereafter executed in connection therewith.

          1.10 "Loan Year" shall mean the period of twelve (12) consecutive calendar months commencing on September 1, 1994 and ending on August 31, 1995 and each period of twelve (12) consecutive calendar months thereafter to and including the Maturity Date.

          1.11  "Manager" shall mean NPI-AP Management, L.P., a
Delaware limited partnership.

          1.12 "Maturity Date" shall mean August 31, 1999, or such earlier date the entire Outstanding Principal Balance and accrued and unpaid interest thereon, and any other sums which are due and payable pursuant to the terms and provisions of this Note, are due and payable by reason of the acceleration of the maturity of this Note.

          1.13  "Original Principal Amount" shall mean Three
Million Seven Hundred and Fifty Thousand Dollars ($3,750,000).

          1.14  "Outstanding Principal Balance" shall mean the

aggregate of all sums advanced by Payee to or for the benefit of Maker hereunder and not repaid.

          1.15 "Payment Date" shall mean the first day of October, 1994 and the first day of each month thereafter during the Term hereof.

          1.16 "Premises" shall mean those certain parcels of real estate and the improvements thereon (i) located on the real property described in Exhibit A to the Deed of Trust, and known as Copper Mill Apartments and located at 3400 Copper Mill Trace, Henrico County, Virginia and (ii) located on the real property described in Exhibit A to the Subordinate Mortgage and known as Cooper's Pointe Apartments and located at 2225 Greenridge Road, North Charleston, South Carolina.

          1.17 "Rents" shall have the meaning set forth in the First Deed of Trust.

          1.18  "Responsible Entities" shall mean (i) Maker,
(ii) NPI Equity Investments II, Inc., a Florida corporation,
(iii) Fox Partners IV, a California general partnership, and
(iv) Fox Capital Management Corporation, a California corporation and their successors and assigns.

          1.19 "Term" shall mean the period commencing on September 1, 1994 and ending on August 31, 1999.

                  II.  PAYMENT OF INTEREST AND PRINCIPAL
          2.1  Payment of Interest and Principal.

          (a)  Interest shall accrue on the Outstanding Principal
Balance at the Interest Rate, commencing on the date hereof.

          (b) Interest and principal shall be payable in constant monthly installments of $31,347.72 per month and shall be paid on each Payment Date, and shall be applied first to the payment of interest at the Interest Rate and the balance to reduction of the Outstanding Principal Balance.

          2.2 Prepayment. On any Payment Date and upon not less than thirty (30) days' prior written notice to Payee, Maker may prepay this Note in full or in part, without premium or penalty upon payment of (a) all interest accrued and unpaid on the Outstanding Principal Balance of this Note to and including the date of prepayment, and (b) all other sums then due under this Note, the First Deed of Trust and the other Loan Documents (other than the Subordinate Mortgage). Any partial prepayment of the Outstanding Principal Balance of this Note shall not affect the amount or times installment payments are due or payable as set forth in Section 2.1 of this Note and all partial prepayments shall be applied against the installment payments last coming due under this Note, in inverse order of maturity unless Payee in its sole and absolute discretion notifies Maker that Payee will apply such partial prepayments in a manner other than as set forth herein.

          2.3 Default Interest. On and after the occurrence of a Default, as defined in this Note or the First Deed of Trust, any advance made by Payee under any Loan Document and any principal or accrued interest not paid when due shall bear interest at the Default Rate.

          2.4 Principal and Interest at Maturity. The entire Outstanding Principal Balance and all accrued and unpaid interest thereon, and any and all other sums which are due and payable pursuant to the terms and provisions of the Note, the First Deed of Trust and all other Loan Documents shall be due and payable on the Maturity Date.

          2.5 Calculation of Interest. All interest on this Note shall be calculated annually on the basis of twelve 30-day months, provided, however, that for portions of the Outstanding Principal Balance which are outstanding for less than a full calendar month, interest on such portion of the Outstanding Principal Balance shall be calculated on the basis of a 365-day year and the actual number of days elapsed in any portion of a month for which interest may be due on such portion of the Outstanding Principal Balance.

          2.6 Payments after Default. All unpaid interest that has accrued on the Outstanding Principal Balance, and all unpaid payments of principal whether prior or subsequent to the occurrence of the Default, shall be paid at the time of, and as a condition precedent to, the curing of the Default. While any Default exists, Payee is expressly authorized to apply payments made to it as it may elect against any or all amounts, or portions thereof, then due and payable hereunder or under any of the other Loan Documents, whether towards interest, reduction of the Outstanding Principal Balance, or any combination thereof, unless, with respect to any voluntary payment made by Maker, Maker directs that such voluntary payment be applied as set forth in a notice sent concurrently with such payment, it being agreed and understood, however, that in no event or circumstance shall Payee be required to accept such payment nor shall such payment cure any Default then existing unless expressly agreed to by Payee.

          2.7 Place of Payment. Payments and prepayments to be made under this Note are to be made at such place as the legal holder of this Note may from time to time designate.

                   III.  SECURITY, DEFAULTS AND REMEDIES

          3.1 Security for Payment. The payment of this Note is secured by, among other things, the Deed of Trust. By this reference, the Deed of Trust is incorporated by reference as if fully set forth herein.


          3.2  Occurrence of Default; Acceleration of Maturity
Date. It is agreed that upon occurrence of any of the following events of default under this Note (a "Default"):

          (a) default in the payment of principal or interest on or before the fifth (5th) day after the same is due, or default in the due and punctual payment of Taxes and Premiums, as defined in the First Deed of Trust, or default in the performance or observance of any other covenant or agreement of Maker contained herein which is not cured within thirty (30) days from the date of such default, provided, however, that if Maker has commenced in good faith to cure such default during the aforesaid thirty (30) day period and proceeds with due diligence and continuity to completion of such cure, Maker shall have a maximum of an additional sixty (60) days (over and above the initial 30-day period) to cure such default; or

          (b) occurrence of any Default (as defined therein) under any of the Loan Documents,

then, at any time thereafter, at the election of the holder or holders hereof and without additional notice to Maker, the Outstanding Principal Balance, together with accrued interest thereon, shall become at once due and payable at the place of payment as aforesaid, and Payee may proceed to exercise any rights and remedies available to Payee under the Deed of Trust and the other Loan Documents, and to exercise any other rights and remedies against Maker which Payee may have at law, in equity or otherwise.

          3.3 Nature of Remedies. The remedies of Payee as provided herein or in the Deed of Trust or any of the other Loan Documents, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Payee, and may be exercised as often as occasion therefor shall arise. Failure of Payee, for any period of time or on more than one occasion, to exercise its option to accelerate the Maturity Date of this Note shall not constitute a waiver of the right to exercise the same at any time thereafter or in the event of any subsequent Default. No act of omission or commission of Payee, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same; any such waiver or release is to be effected only through a written document executed by Payee and then only to the extent specifically recited therein. A waiver or release in connection with any one event shall not be construed as a waiver or release of any subsequent event or as a bar to any subsequent exercise of Payee's rights or remedies hereunder. Notice of the exercise of any right or remedy granted to Payee by this Note is not required to be given.


          3.4  Payment of Attorneys' Fees and Costs.  If:
(a) this Note or any Loan Document is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (b) if an attorney is retained to represent Payee in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Note or any of the Loan Documents; (c) if an attorney is retained to protect or enforce the lien of the Deed of Trust or the rights or remedies of Payee under any of the Loan Documents; or (d) if an attorney is retained to represent Payee in any other proceedings whatsoever in connection with this Note, the Deed of Trust, any of the Loan Documents or any property subject thereto, then Maker shall pay to Payee all reasonable attorneys' fees, disbursements, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

          3.5 Late Charge. If any installment of interest, principal, Tax and Insurance Deposits or Reserves is not paid when due, Maker shall pay to Payee a late charge of four (4%) percent of the amount so overdue in order to defray part of the expense incident to handling such delinquent payment or payments. Such late charge shall be in addition to and separate from any increase in interest due hereunder as a result of calculation of interest due hereunder at the Default Rate.

                       IV.  OTHER GENERAL AGREEMENTS

          4.1 Notices. Any notice which any party hereto may desire or may be required to give to any other party hereto shall be in writing, and shall be deemed given (i) if and when personally delivered, (ii) upon receipt if sent by a nationally recognized overnight courier, or (iii) on the third (3rd) business day after being deposited in United States registered or certified mail, return receipt requested, postage prepaid, addressed to a party at its address set forth below, or at such other place as such party may have designated to all other parties by notice in writing in accordance herewith:


          (a)  If to Maker:

               5665 Northside Drive, N.W.
               Suite 370
               Atlanta, Georgia  30328
               Attention:  Arthur Queler

               With copies to:

               Post & Heymann
               100 Jericho Quadrangle
               Suite 214
               Jericho, New York  11753

               Attention:  William Post, Esq.

                         and

               NPI Property Management Corporation
               5665 Northside Drive, N.W.
               Suite 370
               Atlanta, Georgia  30328
               Attention:  Arthur Queler

          (b)  If to Payee:

               The Travelers Insurance Company
               c/o Travelers Realty Investment Company
               461 Fifth Avenue
               New York, New York  10017
               Attention:  Real Estate
               Loan No. 204311

               With copies to:

               The Travelers Insurance Company
               c/o Travelers Realty Investment Company
               One Tower Square - 2 SHS
               Hartford, Connecticut 06183-2020
               Attention:  Real Estate Loan No. 204311

                         and

               Battle Fowler
               75 East 55th Street
               New York, New York  10022
               Attention:  Dean A. Stiffle, Esq. (W.F.S.)
                           (Matter No. 10695.0136)


Except as otherwise specifically required herein, notice of the exercise of any right or option granted to Payee by this Note is not required to be given.

          4.2 Governing Law and Other Agreements. Maker agrees that: (a) this instrument and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Virginia, without reference to the conflict of law principles of such state; and (b) upon the Maturity Date, Payee shall not have any obligation to refinance the indebtedness evidenced by this Note or to extend further credit to Maker.

          MAKER AGREES TO SUBMIT TO PERSONAL JURISDICTION IN THE COMMONWEALTH OF VIRGINIA IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS NOTE AND IN FURTHERANCE OF SUCH AGREEMENT, THE MAKER HEREBY AGREES AND CONSENTS THAT WITHOUT LIMITING OTHER METHODS OF OBTAINING JURISDICTION, PERSONAL JURISDICTION OVER THE MAKER IN ANY SUCH ACTION OR PROCEEDING MAY BE OBTAINED WITHIN OR WITHOUT

THE JURISDICTION OF ANY COURT LOCATED IN VIRGINIA AND THAT ANY PROCESS OR NOTICE OF MOTION OR OTHER APPLICATION TO ANY SUCH COURT IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING MAY BE SERVED UPON MAKER BY REGISTERED OR CERTIFIED MAIL TO OR BY PERSONAL SERVICE AT THE LAST KNOWN ADDRESS OF MAKER, WHETHER SUCH ADDRESS BE WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT.

          4.3 Interpretation. The headings of sections and paragraphs in this Note are for convenience only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions hereof. As used in this Note, the singular shall include the plural, and masculine, feminine, and neuter pronouns shall be fully interchangeable, where the context so requires. The parties hereto intend and believe that each provision in this Note comports with all applicable law.
However, if any provision in this Note is found by a court of law to be in violation of any applicable law, and if such court should declare such provision of this Note to be unlawful, void or unenforceable as written, then it is the intent of all parties to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such unlawful, void or unenforceable provision were not contained therein, and that the rights, obligations and interests of Maker and the holder hereof under the remainder of this Note shall continue in full force and effect; provided, however, that if any provision of this Note which is found to be in violation of any applicable law concerns the imposition of interest hereunder, the rights, obligations and interests of Maker and Payee with respect to the imposition of interest hereunder shall be governed and controlled by the provisions of Paragraph 4.5 hereof. Time is of the essence of this Note.

          4.4 Waiver. Maker and any and all others who are now or may become liable for all or part of the obligations of Maker under this Note including but not limited to the Responsible Entities (collectively the "Obligors") agree to be jointly and severally bound hereby and jointly and severally, to the extent permitted by law: (a) waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness evidenced by this Note or by any extension or renewal hereof; (b) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (c) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default, or enforcement of the payment hereof or hereunder;
(d) waive any and all lack of diligence and delays in the enforcement of the payment hereof; (e) agree that the liability of each of the Obligors shall be unconditional and without regard to the liability of any other person or entity for the payment hereof, and shall not in any manner be affected by any indulgence or forbearance granted or consented to by Payee to any of them with respect hereto; (f) consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by

Payee with respect to the payment or other provisions hereof, and to the release of any security at any time given for the payment hereof, or any part thereof, with or without substitution, and to the release of any person or entity liable for the payment hereof; and (g) consent to the addition of any and all other makers, endorsers, guarantors, and other obligors for the payment hereof, and to the acceptance of any and all other security for the payment hereof, and agree that the addition of any such obligors or security shall not affect the liability of any of Maker for the payment hereof.

          4.5 Excess Interest. The Deed of Trust and this Note are subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance due under this Note at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum interest rate which Maker is permitted by law to contract or agree to pay. If by the terms of this Note or the Deed of Trust, Payee ever receives, collects or applies as interest any sum in excess of the maximum legal rate, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note in the inverse order of maturity, and if this Note is paid in full, any remaining excess shall be refunded to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful rate, Payee and Maker shall, to the maximum extent permitted under the applicable law: characterize any nonprincipal payment as an expense, fee or premium rather than as interest; exclude voluntary prepayments and the effects thereof; and "spread" the total amount of interest throughout the entire term of this Note. Maker, and Payee, by its acceptance of this Note, recognize and agree that Maker's obligation to pay the principal and accrued interest on this Note is absolute and unconditional.

          4.6 Successors, Payees and Assigns. Upon any endorsement, assignment, or other transfer of this Note by Payee or by operation of law, the term "Payee," as used herein, shall mean such endorsee, assignee, or other transferee or successor to Payee then becoming the holder of this Note. This Note shall inure to the benefit of Payee and its successors and assigns and shall be binding upon the undersigned and its successors and assigns. The term "Maker", as used herein, shall include the respective successors, assigns, legal and personal representatives, executors, administrators, devisees, legatees and heirs of Maker.

          4.7 Prospective Participants. Maker acknowledges that Payee may after the date of this Note desire to sell and assign participation interests in the Loan to one or more domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders or other persons, parties or investors (including, but not limited to, grantor trusts, owner trusts, special purpose corporations, REMICs, real estate investment trusts or other similar or comparable investment vehicles) as may be selected by Payee in its sole and absolute discretion and on terms and conditions satisfactory to Payee in its sole and absolute discretion (any such bank, insurance company, pension fund, trust or other institutional lender or other person, party or investor to whom a participation interest in the Loan is so sold and assigned is herein referred to as a "Participant"). Maker shall cooperate, and shall cause Manager and each guarantor, indemnitor and other person or party associated or connected with the Loan or the collateral therefor to cooperate, in all respects with Payee in connection with the sale of participation interests in the Loan in the manner contemplated by this paragraph, and shall, in connection therewith, execute and deliver such estoppels, certificates, instruments and documents as may be reasonably requested by Payee. It is agreed and understood that Maker shall not incur or be responsible for any costs, fees or expenses of any nature whatsoever as a result of Payee's sale of participation interests in all or any portion of the Loan in the manner contemplated by this paragraph more than two (2) times during any Loan Year. Maker grants to Payee, and shall cause Manager and each guarantor, indemnitor and other person or party associated or connected with the Loan or the collateral therefor to grant to Payee, the right to distribute on a confidential basis financial and other information concerning Maker, Manager, each such guarantor, indemnitor and other person or party and the property encumbered by the Deed of Trust and other pertinent information with respect to the Loan to any party who has purchased a participation interest in the Loan or who has expressed a serious interest in purchasing a participation interest in the Loan. Payee shall advise any such party that such information shall be treated as confidential. Any party to whom any such information is distributed and who declines to purchase a participation interest in the Loan shall be requested to return to Payee all such information distributed to it without retaining any copies thereof. It is agreed and understood that Payee shall in no event and under no circumstance have any liability as a result of any party's failure to follow the directions or advice of Maker in handling such confidential information. Maker shall execute and deliver, and shall cause Manager and each guarantor, indemnitor and other person or party associated or connected with the Loan or the collateral therefor to execute and deliver, such documents and instruments as may be reasonably necessary to split the Loan into two or more loans evidenced, secured and advanced by and pursuant to separate sets of notes, deeds of trust and other related loan documents to the full extent required by Payee to facilitate the sale of participation interests in the Loan in the manner contemplated by this paragraph, it being agreed that
(i) any such splitting of the Loan will not adversely affect or diminish the rights of Payee as presently set forth in this Note, the Deed of Trust or the other Loan Documents and will not increase the respective obligations and liabilities of Maker, Manager or any such guarantor, indemnitor or other person or party above those presently set forth in this Note, the Deed of

Trust or the other Loan Documents, (ii) the deeds of trust and other documents securing the Loan as so split will have such priority of lien as may be specified by Payee, and (iii) the retained interest of Payee in the Loan as so split shall be allocated to or among one or more of such separate loans in a manner specified by Payee in its sole and absolute discretion.
If Maker shall default in the performance of its obligation as set forth in this paragraph, and if such default shall not be remedied by Maker within ten (10) business days after notice by Payee, Payee shall have the right in its discretion to declare the Debt immediately due and payable. Payee also reserves the right at any time during the term of the Loan and in its sole and absolute discretion to effect a so-called securitization of the Loan in such manner and on such terms and conditions as Payee shall deem to be appropriate in its sole and absolute discretion and with such domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders or other persons, parties or investors (including, but not limited to, guarantor trusts, owner trusts, special purpose corporations, REMICs, real estate investment trusts or other similar or comparable investment vehicles) as may be selected by Payee in its sole and absolute discretion.

          4.8 Limited Personal Liability. Without in any manner releasing, impairing or otherwise affecting this Note, the Deed of Trust or any of the other Loan Documents or the validity thereof or hereof or the lien thereof, there is no personal liability of Maker or any corporation, partnership or individual having a direct or indirect ownership interest in Maker, or any of their respective successors or assigns, hereunder or under any of the other Loan Documents, and no monetary or deficiency judgment shall be sought or enforced against Maker or any corporation, partnership or individual having a direct or indirect ownership interest in Maker, or any of their respective successors or assigns; provided, however, that a judgment may be sought against Maker or any corporation, partnership or individual having a direct or indirect ownership interest in Maker or any of their respective successors or assigns to the extent necessary to enforce the rights of Payee in, to, or against the Premises securing the Debt. Notwithstanding any of the foregoing, nothing contained in this Section shall be deemed to prejudice the rights of Payee to recover from the Responsible Entities (1) all loss, damage, cost and expense (including reasonable attorneys' fees and disbursements) incurred by Payee as a result of any material fraud or any material misrepresentation by any of the Responsible Entities or Manager,
(2) all loss, damage, cost and expense (including reasonable attorneys' fees and disbursements) incurred by Payee as a result of breach of Maker's warranties, representations and covenants contained in Paragraph 5, Paragraph 9, Paragraph 17,
Paragraph 37, Paragraph 44 or Paragraph 48 of the First Deed of Trust (3) all loss, damage, cost and expense (including reasonable attorneys' fees and disbursements) incurred by Payee as a result of intentional or negligent waste (whether financial or physical) of the Premises including, without limitation, failure by Maker to pay on or prior to the due date thereof all real estate taxes and assessments levied against the Premises, subject to Maker's right to contest the same as set forth in paragraph 5.B. of the First Deed of Trust it being agreed and understood that Maker's personal liability to pay real estate taxes and assessments levied against the Premises shall not exceed the Rents generated over such period of time to which such taxes and assessments pertain; (4) all Rents generated from the Premises received after any default under the Loan Documents or within one year before any default under the Loan Documents or after acceleration of the indebtedness evidenced and secured by the Loan Documents and not applied to payment of such indebtedness or to payment of the normal and customary operating expenses of the Premises; (5) all Rents from the Premises collected more than one (1) month in advance and all security deposits that are not held in a segregated escrow account and that are not delivered to Payee upon demand after the occurrence of a default under any of the Loan Documents, (6) all insurance proceeds and condemnation awards in respect of the Premises which are not applied in accordance with the provisions of the Loan Documents or all loss, damage, cost and expense (including reasonable attorneys' fees and disbursements) incurred by Payee as a result of the failure by Maker to maintain the insurance coverage required in Paragraphs 7 and 8 of the First Deed of Trust, (7) all or any portion of the upfront fees, commitment fees and other costs and expenses incurred by Payee in connection with the closing of this transaction and required to be paid by Maker and not promptly reimbursed by Maker, or (8) all loss, damage, cost and expense (including reasonable attorneys' fees and disbursements) incurred by Payee under the Hazardous Material Guaranty and Indemnification Agreement dated the date hereof from the Responsible Entities and the Manager. The Responsible Entities agree to pay to Payee all amounts described in clauses (1) through (8) above on demand by Payee and agrees that they will be personally liable for payment of all such sums. Furthermore, nothing contained in the paragraph shall be deemed to prejudice the right of Payee to recover from the Manager all loss, damage, cost and expense (including reasonable attorneys' fees and disbursements) incurred by Payee under that certain Manager's Liability Letter dated the date hereof from the Manager to Payee.

          4.9 Confession of Judgment. Upon a Default, Maker authorizes any attorney admitted to practice before any court of record in the United States to appear on behalf of Maker in the Circuit Court for the City of Alexandria, Virginia or in the General District Court for the City of Alexandria, Virginia, or before the clerk thereof or prothonotary or other court official, and to confess judgment against Maker, without opportunity of Maker for prior hearing, in favor of Payee in the full amount due on this Note (including principal, accrued interest and any and all charges, fees and costs) plus reasonable attorneys' fees, disbursements and court costs. In addition to all other courts where jurisdiction and venue would be proper, Maker consents to the jurisdiction and venue of the Circuit Court for the City of Alexandria, Virginia or the General District Court for the City of Alexandria for the entry of said judgment. For the purpose of allowing Payee to file a confession of judgment in the Circuit Court for the City of Alexandria, Virginia or in the General District Court for the City of Alexandria, Virginia to recover any sums of money due under this Note, Maker hereby duly constitutes and appoints Virginia A. Davis its attorney in fact to confess judgment against Maker in the Circuit Court for the City of Alexandria, Virginia, or in the General District Court for the City of Alexandria, Virginia. Maker waives the benefit of any and every statute, ordinance, or rule of court which may be lawfully waived conferring upon Maker any right or privilege of exemption, homestead rights, stay of execution, of supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against Maker shall not be exhausted by one or more exercises thereof, or by any imperfect exercise thereof, and shall not be extinguished by any judgment entered pursuant thereto; such authority and power may be exercised on one or more occasions from time to time, in the same jurisdiction, as often as the holder shall deem necessary or advisable.


          IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the day and year first above written.

                         CENTURY PROPERTIES GROWTH FUND XXII,
                         a California limited partnership

                         By:  Fox Partners IV, a California
                              general partnership,
                              Its General Partner

                              By:  Fox Capital Management
                                   Corporation, a California
                                   corporation,
                                   Its Managing General Partner


                                   By:
                                        Name:
                                        Title:

                                   [CORPORATE SEAL]


STATE OF NEW YORK   )
                    )  ss.:
COUNTY OF NEW YORK  )


          This instrument was acknowledged before me the      day
of September, 1994 by                      , the
of Fox Capital Management Corporation, a California corporation on behalf of the corporation as managing general partner of Fox
Partners IV, a California general partnership which is the general partner of Century Properties Growth Fund XXII, a
California limited partnership.


[NOTARIAL SEAL]

                                   -------------------------------
                                   Notary Public in and for the
                                   State of ___________________


                                   Notary public's printed name:

                                   ____________________________



My Commission Expires:

__________________________